As filed with the Securities and Exchange Commission on June 21, 2010

Registration No. 333-13570
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

DEUTSCHE TELEKOM AG
(Exact Name of Registrant as Specified in its Charter)

Federal Republic of Germany	None
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

Friedrich-Ebert-Allee 140, 53113 Bonn, Germany
 (Address of Principal Executive Offices)

2000 Management Incentive Stock Option Plan
Powertel Inc. 2000 Stock Option and Incentive Plan
Powertel Inc. Amended and Restated 1991 Stock Option Plan
Amended Non-Employee Stock Option Plan
(Full title of the plan)

Deutsche Telekom, Inc.
Attn: Klaus-Peter Statz
President & CEO
14 Wall Street, Suite 6B
New York, New York 10005
+1 212 424 2900
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer

Non-accelerated filer		Smaller reporting company

DEREGISTRATION OF UNSOLD SECURITIES

This post-effective amendment relates to the Registration Statement No. 333-13570 filed on May 30, 2001 on Form S-8 (the “Registration Statement”), registering 47,537,019 ordinary shares (without par value) to be offered pursuant to the 2000 Management Incentive Stock Option Plan, Powertel Inc. 2000 Stock Option and Incentive Plan, Powertel Inc. Amended and Restated 1991 Stock Option Plan and the Amended Non-Employee Stock Option Plan (together, the “Plans”).

On April 21, 2010, Deutsche Telekom AG announced its intention to delist its American Depositary Shares and its underlying ordinary shares from the New York Stock Exchange and that this delisting would be followed by an application to deregister and terminate its reporting obligations under the Securities and Exchange Act of 1934, as amended. This post-effective amendment hereby terminates the Registration Statement and removes from registration all of the securities registered thereby which remain unsold as of the date hereof. As of the date hereof, Deutsche Telekom AG estimates that approximately 28,370,493 of the ordinary shares registered on Registration Statement No. 333-13570 in connection with the Plans remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in Bonn, Germany, on June 21, 2010.

DEUTSCHE TELEKOM AG

By: /s/ René Obermann
Name: René Obermann
Title: Chief Executive Officer

By: /s/ Timotheus Höttges
Name: Timotheus Höttges
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to this Registration Statement on Form S-8 has been signed below by the following persons in the capacities indicated, in Bonn, Germany on June 21, 2010.

Name	Title

/s/ René Obermann	Member of the Management Board
René Obermann	Chief Executive Officer

/s/ Timotheus Höttges	Member of the Management Board
Timotheus Höttges	For Finance (Chief Financial Officer and Principal Accounting Officer)

/s/ Dr. Manfred Balz	Member of the Management Board
Dr. Manfred Balz	For Data Privacy, Legal Affairs and Compliance

/s/ Reinhard Clemens	Member of the Management Board
Reinhard Clemens	For Systems Solutions

/s/ Guido Kerkhoff	Member of the Management Board
Guido Kerkhoff	For Europe

/s/ Thomas Sattelberger	Member of the Management Board
Thomas Sattelberger	For Human Resources

/s/ Niek Jan van Damme	Member of the Management Board
Niek Jan van Damme	For Germany

/s/ Edward Kozel	Member of the Management Board
Edward Kozel	For Technology and Innovation

SIGNATURES

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed the registration statement or amendment, solely in the capacity of the duly authorized representative of Deutsche Telekom AG in the United States, in the City of New York, State of New York, U.S.A., on June 21, 2010.

DEUTSCHE TELEKOM INC.
By: /s/ Klaus-Peter Statz Name: Klaus-Peter Statz Title: President and CEO